As filed with the Securities and Exchange Commission on May 1, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVADEL PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

Ireland	98-1341933
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Earlsfort Terrace

Dublin 2, Ireland

D02 T380

+353 1 920 1000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Greg Divis

Chief Executive Officer

Avadel Pharmaceuticals plc

16640 Chesterfield Grove Road

Suite 200

Chesterfield, MO 63005

(636) 449-1830

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert E. Puopolo, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Christopher McLaughlin

Arthur Cox

10 Earlsfort Terrace

Dublin 2, Ireland

D02 T380

(+353) 1 920 1026

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Offering
Ordinary Shares, nominal value $0.01 per share	9,167,839
Total	9,167,839	$11.08	$101,579,656	$13,186

(1) Consists of (a) 8,680,225 ordinary shares represented by American Depositary Shares, or ADSs, and (b) 487,614 ordinary shares represented by ADSs issuable upon conversion of 487,614 Series A Non-Voting Convertible Preferred Shares, nominal value $0.01 per share. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act. This registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. The ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-215195).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s ADSs on April 29, 2020, as reported on The Nasdaq Global Market

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 1, 2020

PROSPECTUS

$9,167,839

Ordinary Shares represented by American Depositary Shares

Offered by the Selling Shareholders

This prospectus relates to the proposed resale or other disposition by the selling shareholders identified herein, or the Selling Shareholders, of 9,167,839 of our ordinary shares, nominal value $0.01, represented by American Depositary Shares, or ADSs, of which 8,680,225 ordinary shares are presently issued and 487,614 ordinary shares which are issuable upon the conversion of 487,614 of our Series A Non-Voting Convertible Preferred Shares, nominal value $0.01 per share, or Series A Preferred Shares.

The ADSs being offered were issued and sold to accredited investors in a private placement, or the 2020 Private Placement, which closed on February 25, 2020. We are not selling any ADSs under this prospectus and will not receive any of the proceeds from the sale or other disposition of ADSs by the Selling Shareholders.

The Selling Shareholders may sell the ADSs on any national securities exchange or quotation service on which the securities maybe listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading "Plan of Distribution" elsewhere in this prospectus for more information about how the Selling Shareholders may sell or otherwise dispose of their ADSs hereunder.

The Selling Shareholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling shareholders may sell their ADSs hereunder following the effective date of the registration statement of which this prospectus forms a part.

You should carefully read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

ADSs representing our ordinary shares are listed on The Nasdaq Global Market under the symbol “AVDL.” On April 30, 2020, the closing price for ADSs, as reported on The Nasdaq Global Market, was $10.38 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 5 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings.

Neither we, nor the Selling Shareholders, have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should rely only on the information contained in or incorporated by reference in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to the “company,” “we,” “us” and “our” refer to Avadel Pharmaceuticals plc.

This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

This prospectus does not constitute a prospectus for the purposes of the Prospectus Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and the Irish regulations issued pursuant to the Prospectus Regulation and this prospectus has not been approved by the Central Bank of Ireland, as competent authority under the Prospectus Regulation, or any equivalent authority in an European Economic Area member state. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish or European prospectus law within the meaning of the above legislation.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	Our reliance on a single product candidate FT218 and our ability to obtain regulatory approval of and successfully commercialize FT218, including any delays in submission or approval related to COVID-19;
•	Our plans and expectations regarding the effectiveness of our restructuring plan announced in February 2019, including our ability to achieve the desired cost savings;
•	Any further restructuring actions that may be required and our ability to obtain any required consents (including any consents required pursuant to the Indenture governing our Exchangeable Senior Notes due 2023, or the 2023 Notes);
•	Our reliance on a small number of products to generate all or substantially all of our revenue and the competitive pressures that these products face;
•	The lack of patent protection for three of our approved products, Bloxiverz, Vazculep and Akovaz;
•	Our ability to successfully launch Nouress in the United States;
•	Our consideration of strategic alternatives for our Unapproved Marketed Drugs program;
•	Our ability to develop and obtain U.S. Food and Drug Administration, or FDA, approval for any future potential “unapproved marketed drug” product candidates in the future;
•	Our ability to continue to service the 2023 Notes, including making the ongoing interest payments on the 2023 Notes, settling exchanges of the 2023 Notes in cash or completing any required repurchases of the 2023 Notes;
•	The ability of our product candidates and products to gain market acceptance;
•	Our ability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our products and product candidates;
•	Our dependence on a limited number of suppliers for the manufacturing of our products and certain raw materials in our products and any failure of such suppliers to deliver sufficient quantities of these raw materials, which could have a material adverse effect on our business;
•	Our ability to finance our operations on acceptable terms, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing or commercialization partnerships;
•	Our expectations about the potential market sizes and market participation potential for our approved or proposed products;
•	Our ability to retain members of our management team and our employees;
•	Competition existing today or that will likely arise in the future; and
•	Other risks and certainties, including those listed under the caption entitled “Risk Factors.”

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties and other factors more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC which are incorporated by reference herein. Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

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PROSPECTUS SUMMARY

Overview

We are an emerging biopharmaceutical company. Our lead product candidate, FT218, is an investigational once-nightly formulation of sodium oxybate for the treatment of excessive daytime sleepiness, or EDS, and cataplexy in narcolepsy patients. FT218, which uses our Micropump drug-delivery technology, completed a Phase 3 clinical trial for the treatment of narcolepsy patients suffering from EDS and cataplexy. In addition, we have three commercial products developed under our “unapproved marketed drug,” or UMD, program, Akovaz, Bloxiverz and Vazculep, and a fourth approved product, Nouress, which are sterile injectable drugs used in the hospital setting.

We are primarily focused on the development and potential FDA approval of FT218. In addition, we continue to market and distribute our current approved hospital products portfolio. Outside of our product candidate and our existing commercial products, we continue to evaluate opportunities to expand our product portfolio.

Corporate Information

We were incorporated on December 1, 2015 as an Irish private limited company, and re-registered as an Irish public limited company, or plc, on November 21, 2016. We are the successor company to Flamel Technologies S.A., a French société anonyme. Our registered address is at 10 Earlsfort Terrace, Dublin 2, Ireland and our phone number is +353-1-920-1000. Our website is www.avadel.com. We do not incorporate the information on or accessible through our website into this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the risks described under the heading “Risk Factors” incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 16, 2020 and contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to This Offering and Other Matters

COVID-19 may materially and adversely affect our business and our financial results.

The recent COVID-19 pandemic is understood to have originated in Wuhan, China in December 2019 and has since spread globally, including to the United States and European countries. The continued spread of COVID-19 could adversely impact our operations, including our ability to initiate or complete clinical trials, manufacture sufficient supply of our product candidates, file our New Drug Application, or NDA, for FT218 or to manufacture FT218 at sufficient scale for commercialization, if approved. Any delay in submission of our NDA could adversely affect our ability to obtain regulatory approval for and to commercialize FT218, particularly on our current projected timelines, increase our operating expenses and have a material adverse effect on our business and financial results.

In addition, COVID-19 has resulted in significant governmental measures being implemented to control the spread of the virus, including quarantines, travel restrictions, social distancing and business shutdowns. We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring all employees to work remotely. We have already suspended non-essential travel worldwide for our employees and are discouraging employee attendance at other gatherings. These measures could negatively affect our business. For instance, temporarily requiring all employees to work remotely may induce absenteeism, disrupt our operations or increase the risk of a cybersecurity incident. COVID-19 has also caused volatility in the global financial markets and threatened a slowdown in the global economy, which may negatively affect our ability to raise additional capital on attractive terms or at all.

The extent to which COVID-19 may impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the pandemic, the severity of COVID-19 or the effectiveness of actions to contain and treat COVID-19, particularly in the geographies where we or our third party suppliers and contract manufacturers, including those for our approved hospital products portfolio, or contract research organizations operate. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business and our results of operations and financial condition.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ADSs in this offering. The Selling Shareholders will receive all of the proceeds from this offering.

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DESCRIPTION OF SHARE CAPITAL

The following description of our ordinary shares and preferred shares together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the ordinary shares, which may be represented by ADSs, and preferred shares that we may offer under this prospectus. The following description of our share capital does not purport to be complete and is subject to, and qualified in its entirety by, our memorandum and articles of association (the “Avadel Constitution”), which is an exhibit to the registration statement of which this prospectus forms a part, and by applicable law.

The following description includes comparisons of certain provisions of the Avadel Constitution and Irish law applicable to us and the Delaware General Corporation Law, or the DGCL, the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Irish law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Irish law, and they are not intended to be a complete discussion of the respective rights.

Ordinary Shares

Our ordinary shares have a nominal value of $0.01 per share. The holders of ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Series A Convertible Non-Voting Preferred Shares

Our Series A Non-Voting Convertible Preferred Shares have a nominal value of $0.01 per share and are convertible, from time to time at the option of the holder thereof, into one ordinary share, except that a holder will be prohibited from converting shares of Series A Non-Voting Convertible Preferred Shares into ordinary shares if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.99% of the total number of ordinary shares then issued and outstanding.

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Anti-Takeover Provisions of Irish Law

Business Combinations with Interested Shareholders

The Avadel Constitution includes a provision similar to Section 203 of the Delaware General Corporation Law, which generally prohibits us from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless, in general:

•	our Board of Directors approved the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder), voting shares owned by persons who are directors and also officers and by certain employee share plans; or

•	the business combination is approved by our Board of Directors and authorized at an annual or extraordinary general meeting of shareholders by the affirmative vote of the holders of at least 75% of the outstanding voting shares that are not owned by the interested shareholder.

A “business combination” is generally defined as a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of our outstanding voting shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 (the “Irish Takeover Rules”), and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the Board of Directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	a target company’s Board of Directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

•	a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

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Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirement

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (1) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (2) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (1), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our Board of Directors is not permitted to take any action that might frustrate an offer for our shares once our Board of Directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as 1) the issue of shares, options, restricted share units or convertible securities, (2) material acquisitions or disposals, (3) entering into contracts other than in the ordinary course of business or (4) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board of Directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

(a) the action is approved by our shareholders at a general meeting; or

(b) the Irish Takeover Panel has given its consent, where:

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(i) it is satisfied the action would not constitute frustrating action;

(ii) our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii) the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board of Directors considered the offer to be imminent; or

(iv) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Shareholders’ Rights Plan

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan would be subject to the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules. The Avadel Constitution allows our Board of Directors to adopt a shareholder rights plan upon such terms and conditions as our Board of Directors deems expedient and in the best interests of us, subject to applicable law.

Subject to the Irish Takeover Rules, our Board of Directors also has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preference shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.

Disclosure of Interests in Shares

Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in three percent or more of our voting shares, or if as a result of a transaction a shareholder who was interested in three percent or more of our voting shares ceases to be so interested. Where a shareholder is interested in three percent or more of our voting shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder's rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Irish Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, to provide additional information, including the person's own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to the Irish court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

•	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

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•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of one percent or more.

Differences in Corporate Law

As a public limited company incorporated under the laws of Ireland, the rights of our shareholders are governed by applicable Irish law, including the Irish Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. The applicable provisions of the Irish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Irish Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders' rights and protections. The applicable provisions in respect of the Company under the Avadel Constitution is also set out where relevant. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Irish law. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Irish Companies Act for a more complete understanding of the differences between Delaware and Irish law.

	Ireland	Delaware
Number of Directors

The Irish Companies Act provides for a minimum of two directors. The Avadel Constitution provides for a minimum of two directors and a maximum of 13. Our shareholders may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by ordinary resolution. Our Board of Directors determines the number of directors within the range of two to 13.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors

Under the Irish Companies Act, the shareholders may, by ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held no less than 28 days’ notice and at which the director is entitled to be heard. Because of this provision of the Irish Companies Act, a director may be so removed before the expiration of his or her period of office.

The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against the Company in respect of his or her removal.

The Avadel Constitution also provides that the office of a director will also be vacated if the director is restricted or disqualified to act as a director under the Irish Companies Act; resigns his or her office by notice in writing to us or in writing offers to resign and the directors resolve to accept such offer; or is requested to resign in writing by not less than 75% of the other directors.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

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	Ireland	Delaware
Vacancies on the Board of Directors

Any vacancy on our Board of Directors, including a vacancy resulting from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of our Board of Directors then in office, provided that a quorum is present and provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Avadel Constitution as the maximum number of directors.

Any director of a class of directors elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. A director retiring at a meeting shall retain office until the close or adjournment of the meeting.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting

We are required to hold annual general meetings at intervals of no more than fifteen months after the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting, no more than nine months after our fiscal year-end.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the consideration of the Irish statutory financial statements, the report of the directors, the report of the auditors on those statements and that report and a review by the members of our affairs. If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

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	Ireland	Delaware
General Meeting

Our extraordinary general meetings may be convened by (i) our Board of Directors, (ii) on requisition of shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iii) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.

If our directors become aware that our net assets are half or less of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings

Notice of a general meeting must be given to all our shareholders and to our auditors. The Avadel Constitution provides that the maximum notice period is 60 days. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of our auditors and all of our shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, the Avadel Constitution includes provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, our Board of Directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

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	Ireland	Delaware
Quorum

The presence, in person or by proxy, of five or more persons holding or representing by proxy at least a majority in nominal value of the class or, at any adjourned meeting of such holders, one holder holding or representing by proxy at least a majority in nominal value of the issued shares of the class constitutes a quorum for the conduct of business. No business may take place at a general meeting if a quorum is not present in person or by proxy. Our Board of Directors has no authority to waive quorum requirements stipulated in the Avadel Constitution. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.
Proxy

Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder.

Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy.

Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in accordance with the Avadel Constitution. The Avadel Constitution permits the appointment of proxies by our shareholders to be notified to us electronically, when permitted by our directors.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director's voting rights as a director.

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	Ireland	Delaware
Issue of New Shares

Under the Avadel Constitution, we may issue shares subject to the maximum authorized share capital contained in the Avadel Constitution. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution.” As a matter of Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by our shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it may be renewed by shareholders by an ordinary resolution. Accordingly, the Avadel Constitution authorizes our Board of Directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of the adoption of the Avadel Constitution. The authority to issue preferred shares provides us with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition transactions or opportunities.

Under the Avadel Constitution, our Board of Directors will be authorized to issue preferred shares on a non-pre-emptive basis, with discretion as to the terms attaching to the preferred shares, including as to voting, dividend and conversion rights and priority relative to other classes of shares with respect to dividends and upon a liquidation. As described in the preceding paragraph, this authority extends until five years from the date of the adoption of the Avadel Constitution, at which time it will expire unless renewed by our shareholders.

Notwithstanding this authority, under the Irish Takeover Rules our Board of Directors would not be permitted to issue any of our shares, including preferred shares, during a period when an offer has been made for us or is believed to be imminent unless the issue is (i) approved by our shareholders at a general meeting; (ii) consented to by the Irish Takeover Panel on the basis it would not constitute action frustrating the offer; (iii) consented to by the Irish Takeover Panel and approved by the holders of more than 50% of our shares carrying voting rights; (iv) consented to by the Irish Takeover Panel in circumstances where a contract for the issue of the shares had been entered into prior to that period; or (v) consented to by the Irish Takeover Panel in circumstances where the issue of the shares was decided by our directors prior to that period and either action has been taken to implement the issuance (whether in part or in full) prior to such period or the issuance was otherwise in the ordinary course of business.

Under Delaware law, if the company's certificate of incorporation so provides, the directors have the power to authorize the issuance of additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

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	Ireland	Delaware
Preemptive Rights	Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right. However, we have opted out of these preemption rights in the Avadel Constitution as permitted under Irish law. Because Irish law permits this opt-out to last for a maximum of five years, the Avadel Constitution provides that this opt-out will lapse five years after the adoption of the Avadel Constitution. Such opt-out may be renewed by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast at a general meeting of our shareholders. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Avadel plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

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	Ireland	Delaware
Authority to Allot	Under the Avadel Constitution, we may issue shares subject to the maximum authorized share capital contained in the Avadel Constitution. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution.” Our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by our shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it may be renewed by shareholders by an ordinary resolution. Accordingly, the Avadel Constitution authorizes our Board of Directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of the adoption of the Avadel Constitution. The authority to issue preferred shares provides us with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition transactions or opportunities.	Under Delaware law, if the corporation's charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

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	Ireland	Delaware
Liability of Directors and Officers

To the fullest extent permitted by Irish law, the Avadel Constitution contains indemnification for the benefit of our directors, company secretary and executive officers. However, as to our directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and the director or company secretary. This restriction does not apply to our executive officers who are not directors, our company secretary or other persons who would be considered “officers” within the meaning of the Irish Companies Act.

We are permitted under the Avadel Constitution and the Irish Companies Act to take out directors' and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents. In order to attract and retain qualified directors and officers, we expect to purchase and maintain customary directors' and officers’ liability insurance and other types of comparable insurance.

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

• any breach of the director's duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

• any transaction from which the director derives an improper personal benefit.

Voting Rights	Under the Avadel Constitution, each holder of our ordinary shares is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holder of our deferred ordinary shares is not entitled to a vote. We may not exercise any voting rights in respect of any shares held as treasury shares. Any shares held by our subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

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	Ireland	Delaware
Shareholder Vote on Certain Transactions

Pursuant to Irish law, shareholder approval in connection with a transaction involving the Company would be required under the following circumstances:

in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

in connection with an acquisition of the Company by way of a merger with an EU company under the EU Cross-Border Mergers Directive 2005/56/EC, (as replaced by Directive (EU) 2017/1132 of 14 June 2017), approval by a special resolution of the shareholders would be required; and in connection with a merger with an Irish company under the Irish Companies Act, approval by a special resolution of shareholders would be required.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

• the approval of the board of directors; and

• the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

Standard of Conduct for Directors

The directors of the Company have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of the Company (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:

to act in good faith and in the best interests of the company;

to act honestly and responsibly in relation to the company’s affairs;

to act in accordance with the company’s constitution and to exercise powers only for lawful purposes;

not to misuse the company’s property, information and/or opportunity;

not to fetter their independent judgment;

to avoid conflicts of interest;

to exercise care, skill and diligence; and

to have regard for the interests of the company’s shareholders.

Other statutory duties of directors include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers, making certain filings and disclosing personal interests. Directors of public limited companies such as Avadel will have a specific duty to ensure that the company secretary is a person with the requisite knowledge and experience to discharge the role. Directors may rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (1) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (2) legal counsel, public accountants or other persons as to matters the director reasonably believes to be within their professional or expert competence, or (3) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believed to merit confidence.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

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	Ireland	Delaware
Shareholder Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company.

The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(1) where an ultra vires or illegal act is perpetrated;

(2) where more than a bare majority is required to ratify the “wrong” complained of;

(3) where the shareholders’ personal rights are infringed;

(4) where a fraud has been perpetrated upon a minority by those in control; or

(5) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong.

Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

• state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Listing

ADSs representing our ordinary shares are listed on The Nasdaq Global Market under the trading symbol “AVDL.”

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American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers our ADSs. Each ADS represents one share (or a right to receive one share) deposited with The Bank of New York Mellon, acting through an office located in the United Kingdom, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

ADSs may be held either (A) directly (i) by having an American Depositary Receipt (an “ADR”), which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (ii) by having uncertificated ADSs registered in the name of the holder, or (B) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. This description assumes you are an ADS holder, which is the case if the ADS is directly held. If the ADSs are indirectly held, holders must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section. We encourage all holders to consult with their broker or financial institution to find out what those procedures are.

ADS holders are not treated as one of our shareholders and do not have shareholder rights. Irish law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. This summary the depositary agreement does not purport to be complete and is not intended to be a complete discussion of the respective rights.

Dividends and Other Distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. These distributions are to be made in proportion to the number of shares the ADSs represent.

Cash. The depositary will (if necessary) convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted.

The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, some value of the distribution may be lost.

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Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or fee distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse and no value will be distributed. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if the holder or broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the requested names and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

ADSs may be surrendered for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. The depositary may charge a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

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An ADR may be surrendered to the depositary for the purpose of exchanging an ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will executed and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit voting instructions (and we are not required to do so), the depositary will notify ADS holders of a shareholders’ meeting and send or make voting materials available. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Ireland and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit voting instructions, ADS holders can still send voting instructions, and, in that case, the depositary may try to vote as instructed, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders will not be able to exercise voting rights unless they surrender their ADSs and withdraw the shares. However, there may not be enough advance notice of a meeting to withdraw the shares in time. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit voting instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from an ADS holder by the specified date, this will be considered authorization and direction to give a discretionary proxy to a person designated by us to vote that number of deposited securities. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;
•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

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Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

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Payment of Taxes

ADS holders are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or withdrawal requests of the deposited securities represented by ADSs until those taxes or other charges are paid. It may apply payments owed to the ADS holder or sell deposited securities represented by the holder’s ADSs to pay any taxes owed and the holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or request the surrender of outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders, by continuing to hold ADSs, are considered to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

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The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;
•	we appear to be insolvent or enter insolvency proceedings

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;
•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on the ADS holder’s behalf or on behalf of any other person;

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•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive the Shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;
•	when the ADS holder owes money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

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In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send copies of those communications or otherwise make those communications available to ADS holders if we ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

ADS holders will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

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SELLING SHAREHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Shareholders identified in the table below of up to an aggregate of 9,167,839 of our ordinary shares represented by ADSs, which consists of (i) 8,680,225 of our ordinary shares issued and sold in connection with the 2020 Private Placement and (ii) 487,614 of our ordinary shares issuable upon conversion of the Series A Preferred Shares issued and sold in connection with our 2020 Private Placement.

On February 20, 2020, we entered into a securities purchase agreement with the Selling Shareholders, or the Securities Purchase Agreement, pursuant to which we sold (i) an aggregate of 8,680,225 of our ordinary shares, nominal value $0.01 per share, in the form of ADSs at a purchase price of $7.09 per ordinary share, or the Purchase Price and (ii) an aggregate of 487,614 of Series A Preferred Shares at the Purchase Price. This prospectus covers the resale or other disposition by the Selling Shareholders or their transferees of up to the total number of ordinary shares represented by ADSs issued to the Selling Shareholders pursuant to the Securities Purchase Agreement or issuable upon the conversion of the Series A Preferred Shares sold pursuant to the Securities Purchase Agreement. Throughout this prospectus, when we refer to the Selling Shareholders, we are referring to the purchasers under the Securities Purchase Agreement.

We are registering the above-referenced shares to permit the Selling Shareholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under "Plan of Distribution" herein.

Except as otherwise disclosed herein, the Selling Shareholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

The following table sets forth the name of the Selling Shareholders, the number of ordinary shares owned by the Selling Shareholders, the number of ordinary shares represented by ADSs that may be offered under this prospectus and the number of our ordinary shares represented by ADSs that will be owned by the Selling Shareholders assuming all of the ADSs registered for resale hereby are sold. The number of ADSs in the column "Maximum Number of ADSs that may be Offered Pursuant to this Prospectus" represents all of the ADSs that the Selling Shareholders may offer under this prospectus.

The Selling Shareholders may sell some, all or none of their ADSs. We do not know how long the Selling Shareholders will hold the ADSs before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale or other disposition of any of the ADSs. The ADSs covered hereby may be offered from time to time by the Selling Shareholders.

The information set forth below is based upon information obtained from the Selling Shareholders and upon information in our possession regarding the issuance of the ordinary shares and the Series A Preferred Shares in connection with the 2020 Private Placement. The percentage of ordinary shares owned after the offering are based on 58,536,151 ordinary shares outstanding as of May 1, 2020, assuming the conversion of the Series A Preferred Shares.

	Ordinary Shares Beneficially Owned before Offering (1)	Maximum Number of ADSs that may be Offered Pursuant to this Prospectus	Ordinary Shares Beneficially Owned After Offering (1)(2)
Name of Selling Shareholders			Number	Percentage (%)
Entities Associated with Venrock	1,057,827	1,057,827(3)	—	—
Entities Associated with Vivo Capital	3,526,093	3,526,093(4)	—	—
Entities Associated with Acuta Capital	2,806,218	705,218(5)	2,101,000	3.59%
Avoro Life Sciences Fund LLC	2,540,655	2,115,655(6)	425,000	*
Entities Associated with RTW	5,104,184	1,410,437 (7)	3,693,747	6.31%
KVP Capital, LP	595,349	352,609(8)	242,740	*

* Less than 1%

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(1)	"Beneficial ownership" is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person's name. The term also includes what is referred to as "indirect ownership," meaning ownership of shares as to which a person has or shares investment power.
(2)	Assumes that all ordinary shares represented by ADSs being registered in this prospectus are resold to third parties and that the Selling Shareholders sell all ordinary shares in the form of ADSs registered under this prospectus held by such Selling Shareholder.
(3)	Consists of (i) 96,166 ADSs held by VHCP Co-Investment Holdings III, LLC and (ii) 961,661 ADSs held by Venrock Healthcare Capital Partners III, L.P. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. Bong Koh and Nimish Shah are the voting members of VHCP Management III, LLC. The address for the beneficial owners is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(4)	Consists of (i) 643,269 ADSs held by Vivo Capital Fund IX, L.P. and (ii) 2,882,824 ADSs held by Vivo Opportunity Fund, L.P. Vivo Capital IX, LLC is the general partner of Vivo Capital Fund IX, L.P. The voting members of Vivo Capital IX, LLC are Frank Kung, Edgar Engleman, Albert Cha, Shan Fu and Chen Yu, none of whom has individual voting or investment power with respect to the ADSs held by Vivo Capital Fund IX, L.P. and each of whom disclaims beneficial ownership of such shares. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund, L.P. The voting members of Vivo Opportunity, LLC are Albert Cha, Gaurav Aggarwal, Shan Fu, Frank Kung and Michael Chang, none of whom has individual voting or investment power with respect to the ADSs held by Vivo Opportunity Fund L.P. and each of whom disclaims beneficial ownership of such shares. The address for the beneficial owners is c/o Vivo Capital LLC, 192 Lytton Avenue, Palo Alto, CA 94301.
(5)	Consists of (i) 571,227 ADSs held by Acuta Capital Fund LP and (ii) 133,991 ADSs held by Acuta Opportunity Fund LP. Anupam Dalal is the Chief Investment Officer and Manfred Yu is the Manager of Acuta Capital Partners, LLC, the general partner of Acuta Capital Fund, LP and Acuta Opportunity Fund, LP. Both Mr. Yu and Mr. Dalal have voting and investment authority over all of the shares held by Acuta Capital Fund, LP and Acuta Opportunity Fund, LP, and both disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein. The address for the beneficial owners is c/o Acuta Capital Partners, LLC, 1301 Shoreway Road, Suite 350, Belmont, CA, 94002.
(6)	Consists of 2,115,655 ADSs held by Avoro Life Sciences Fund LLC, or Avoro. The address for Avoro is 110 Greene Street, Suite 800, New York, NY 10012.
(7)	Consists of 4,616,570 ADSs and 487,614 Series A Preferred Shares beneficially owned by RTW Investments, LP (“RTW”). RTW has the power to direct the vote and disposition of the shares held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd and RTW Venture Fund Limited. Accordingly, RTW may be deemed to be the beneficial owner of such shares. Roderick Wong, M.D., has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong is the managing partner of RTW Investments GP, LLC, which is the general partner of RTW. Dr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited, except to the extent of his pecuniary interest therein. The Series A Preferred Shares beneficially owned by RTW are subject to a beneficial ownership limitation that prohibits RTW from converting its Series A Preferred Shares into ordinary shares to the extent that, as a result of such conversion, RTW and its affiliates would beneficially own more than 9.99% of the Company’s total ordinary shares then issued and outstanding. The address for RTW is 412 West 15th Street, Floor 9, New York NY 10011.
(8)	Consists of 352,609 ADSs held by KVP Capital LP, or KVP. The address for KVP is One Embarcadero, Suite 3700, San Francisco, CA 94111.

Relationship with the Selling Shareholders

In addition to the Securities Purchase Agreement, on February 25, 2020, in connection with the 2020 Private Placement, we entered into a registration rights agreement with the Selling Shareholders, or the Registration Rights Agreement.

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Registration Rights Agreement

Pursuant to the Registration Rights Agreement with each of the Selling Shareholders, we agreed to prepare and file with the SEC a registration statement that permits the resale or other disposition of the Selling Shareholders’ ordinary shares in the form of ADSs issued pursuant to the Securities Purchase Agreement and, subject to certain exceptions, use reasonable best efforts to keep the registration statement of which this prospectus forms a part effective under the Securities Act for so long as such securities registered for resale thereunder retain their character as Registrable Securities.

We have also agreed, among other things, to indemnify the Selling Shareholders and their officers, directors, agents, partners, members, managers, stockholders, affiliates and employees from certain liabilities and to pay all fees and expenses incident to our obligations under the Registration Rights Agreement.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a description of the material U.S. federal income tax consequences to “U.S. Holders”, as defined below, of owning and disposing of our ordinary shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that is an initial purchaser of the ordinary shares or ADSs pursuant to this offering and that holds ordinary shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	dealers or traders in securities who use a mark-to-market method of tax accounting;
•	persons holding ordinary shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ordinary shares or ADSs;
•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. Dollar;
•	brokers, dealers or traders in securities, commodities or currencies;
•	tax-exempt entities or government organizations;
•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies or real estate investment trusts;
•	persons who acquired ordinary shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons holding ordinary shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States; and
•	persons owning (directly, indirectly or through attribution) 10% or more, by voting power or value) of outstanding ordinary shares underlying ordinary shares represented by ADSs.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares or ADSs.

The discussion is based on the Internal Revenue Code, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between Ireland and the United States, all as of the date hereof, all of which are subject to differing interpretations and/or change, of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares or ADSs and is:

(i)	An individual who is a citizen or individual resident of the United States;

(ii)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under the section titled “Where You Can Find More Information”. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares.

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PERSONS CONSIDERING AN INVESTMENT IN ORDINARY SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR ADSs, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

PFIC rules

If we are classified as a PFIC in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or
•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value).

We believe that we were not a PFIC for the taxable year ending December 31, 2019 and, based on the expected value of our assets, including any goodwill, and the expected nature and composition of our income and assets, we do not anticipate that we will be a PFIC for our current taxable year. To determine whether we are a PFIC for any taxable year, a separate determination must be made after the close of that taxable year. As a result, our PFIC status may change from year to year, and we may be classified as a PFIC currently or in the future. The total value of our assets for purposes of the asset test generally will be calculated using the market price of the ordinary shares or ADSs, which may fluctuate considerably. Fluctuations in the market price of the ordinary shares or ADSs may result in our being a PFIC for any taxable year. Because of the uncertainties involved in determining our PFIC status for any taxable year, there can be no assurance regarding whether we currently are treated as a PFIC, or may be treated as a PFIC in the future.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the ordinary shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder makes a Qualified Electing Fund Election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the ordinary shares or ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of ordinary shares or ADSs, unless (i) such U.S. Holder makes a QEF Election or (ii) our ordinary shares or ADSs constitute “marketable“ securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or ADSs;

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•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and
•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs cannot be treated as capital, even if a U.S. Holder holds the ordinary shares or ADSs as capital assets.

If we determine that we are a PFIC for any taxable year, we currently expect that we would provide the information necessary for U.S. Holders to make a QEF Election. In addition, if we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

U.S. Holders can avoid the interest charge on excess distributions or gain relating to the ordinary shares or ADSs by making a mark-to-market election with respect to the ordinary shares or ADSs, provided that the ordinary shares or ADSs are “marketable.” Ordinary shares or ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. ADSs are currently listed on the Nasdaq Global Market, which is a qualified exchange for these purposes. Consequently, if ADSs remain listed on the Nasdaq Global Market and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the ordinary shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares or ADSs over the fair market value of the ordinary shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the Internal Revenue Service, or the IRS, unless the ordinary shares or ADSs cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. We have not made any determinations as to whether our subsidiaries or other investments are treated as lower-tier PFICs. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

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Taxation of distributions

Subject to the discussion above under “PFIC rules,” distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussions above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain other requirements are met. We will be treated as a “qualified foreign corporation” if our ordinary shares or ADSs are readily tradable on an established securities market in the United States and we were not classified as a PFIC for the taxable year in which a dividend is paid or the preceding taxable year. Our ADSs will generally be considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq Global Market, as we intend them to be. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. Dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. Dollars. If the dividend is converted into U.S. Dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. Dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ordinary shares or ADSs) will be the fair market value of such property on the date of distribution.

For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. Subject to applicable limitations, some of which vary depending upon a U.S. Holder’s particular circumstances, Irish income taxes withheld from dividends on the ordinary shares or ADSs at a rate not exceeding the rate provided by the income tax treaty between Ireland and the United States may be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Irish income tax withheld from dividends on ADS or ordinary shares. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued by a taxpayer in a taxable year.

Sale or other taxable disposition of ordinary shares and ADSs

Subject to the discussion above under “PFIC rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. Dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. Dollars, the amount realized will be the U.S. Dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. Dollar value of the amount realized in a non-U.S. Dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. Dollar amount realized on the date of sale or disposition and the U.S. Dollar value of the currency received at the spot rate on the settlement date.

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Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with respect to foreign financial assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.

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MATERIAL IRISH TAX CONSEQUENCES

The following is a summary of the material Irish tax consequences for certain beneficial holders of ordinary shares or ADSs. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of ordinary shares or ADSs should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership and disposal of ordinary shares or ADSs. The summary applies only to shareholders who will own ordinary shares or ADSs as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired ordinary shares or ADSs by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

A disposal of our ordinary shares or ADSs by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A holder of our ordinary shares or ADSs who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of our ordinary shares or ADSs during the period in which such individual is non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the transferee.

ADSs Held Through DTC

A transfer of ADSs effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most of our ADSs are expected to be held through DTC, it is anticipated that most transfers of our ADSs will be exempt from Irish stamp duty.

ADSs Held Outside of DTC or Transferred Into or Out of DTC

A transfer of ADSs where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and
•	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Withholding Tax on Dividends

We do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that such distributions made by us will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, which is referred to in this prospectus as DWT, currently at a rate of 25%.

For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.

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General Exemptions

The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:

•	a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (Relevant Territories for DWT purposes include the following: Albania, Armenia, Australia, Austria, Bahrain, Belarus, Belgium, Bosnia & Herzegovina, Botswana, Bulgaria, Canada, Chile, China, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Ethiopia, Finland, France, Georgia, Germany, Ghana, Greece, Hong Kong, Hungary, Iceland, India, Israel, Italy, Japan, Kazakhstan, Korea, Kuwait, Latvia, Lithuania, Luxembourg, Macedonia, Malaysia, Malta, Mexico, Moldova, Montenegro, Morocco, Netherlands, New Zealand, Norway, Pakistan, Panama, Poland, Portugal, Qatar, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Thailand, The Republic Of Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam and Zambia);
•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;
•	a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;
•	a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or
•	a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the shareholder, where required, the relevant DWT Form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland's domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Our shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Income Tax on Dividends Paid on our Ordinary Shares and ADSs

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or, in the case of individuals, ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend received from us. An exception to this position may apply where such shareholder holds our ordinary shares or ADSs through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the shareholder holds our ordinary shares or ADSs through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our ordinary shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax free threshold is dependent upon (i) the relationship between the donor and the donee, and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. Our shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

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There is also a "small gift exemption" from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR ORDINARY SHARES OR ADSs SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES IN IRELAND, INCLUDING RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES OR ADSs.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares in the form of American Depositary Shares, or ADSs, which we refer to herein as Shares, issued to the Selling shareholders to permit the resale or other disposition of these Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders also may resell or otherwise dispose all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as amended, or the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker dealers engaged by the Selling Shareholders may arrange for other broker dealers to participate in sales. If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.01.

In connection with sales of the Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Shares short and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the Selling Shareholders may deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares, to the extent permitted by applicable law. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholders have been advised that they may not use Shares registered on this registration statement to cover short sales of our ADSs made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

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The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer or agents participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Shareholders has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. Upon the Company being notified in writing by a Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholders and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some U.S. states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholders will sell any or all of the Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Shareholders will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

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LEGAL MATTERS

Certain legal matters with respect to United States law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters with respect to Irish law in connection with this offering will be passed upon for us by Arthur Cox. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements, and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. For further information, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed or incorporated by reference as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection on the web site of the SEC referred to above.

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INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 16, 2020;
•	The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019, from our Definitive Proxy Statement on Schedule 14(a), as filed with the SEC on April 27, 2020;
•	Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 10, 2020, February 24, 2020, March 25, 2020, April 27, 2020 and April 29, 2020; and
•

The description of our ordinary shares contained in our post-effective amendment no. 2 to our registration statement on Form S-3 filed with the SEC on January 6, 2017, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Avadel Pharmaceuticals plc, 16640 Chesterfield Grove Road, Suite 200, Chesterfield, Missouri 63005 Attention: Jerad G. Seurer, telephone: (636) 449-1840.

You also may access these filings on our website at www.avadel.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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Ordinary Shares represented by American Depositary Shares

Offered by the Selling Shareholders

PROSPECTUS

, 2020

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Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by us in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the SEC registration fee.

Securities and Exchange Commission registration fee		$13,186
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees and expenses		*
Transfer agent and trustee fees		*
Miscellaneous		*
Total	$	*

*	Estimated expenses not presently known. Each prospectus supplement will reflect estimated expenses based on the amount of the related offering.

Item 15. Indemnification of Directors and Officers

If a director or officer of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. The Avadel Constitution contains indemnification and expense advancement provisions any current or former executive officer of the Company (excluding any present or former directors of the Company or the secretary of the Company) or any person who is serving or has served at the request of the Company as a director or executive officer or another company, joint venture, trust or other enterprise, including any subsidiary of the Company. The Avadel Constitution also (i) confers a more limited indemnity on the Company’s directors, and secretaries for certain costs, charges, losses, expenses and liabilities incurred by him in execution and discharge of his duties and (ii) discharges the liability of a director or secretary where judgment is found in favor of such director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This limitation does not apply to executives who are not directors or secretaries of the Company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its constitution or any contract between the director and the company.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Irish companies may take out directors' and officers' liability insurance, as well as other types of insurance, for their directors and officers. We have taken out directors' and officers' liability insurance, as well as other types of insurance, for our directors and officers.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue; and

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

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EXHIBIT INDEX

Exhibit No.	Description

1.1***	Deposit Agreement, dated as of January 3, 2017 among Avadel Pharmaceuticals plc, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) (incorporated by reference to Exhibit 1.1 to the registrant’s current report on Form 8-K12B, filed on January 4, 2017 and amended January 6, 2017), by and between Avadel Pharmaceuticals plc and Bank of New York Mellon

3.1***	Constitution (containing the Memorandum and Articles of Association) of Avadel Pharmaceuticals plc (incorporated by reference to Appendix 15 of Exhibit 2.1 to the registrant’s current report on Form 8-K, filed on July 1, 2016)

3.2***	Certificate of Designation of Series A Non-Voting Convertible Preferred Shares of Avadel Pharmaceuticals plc, dated February 20, 2020 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K, filed on February 24, 2020)

4.1***	Securities Purchase Agreement, dated February 20, 2020, by and among Avadel Pharmaceuticals plc and the Investors named therein (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K, filed on February 24, 2020)

4.2***	Registration Rights Agreement, dated February 25, 2020, by and among Avadel Pharmaceuticals plc and the Investors named therein (incorporated by reference to Exhibit 10.40 to the registrant’s annual report on Form 10-K, filed on March 16, 2020)

5.1	Opinion of Arthur Cox

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Arthur Cox (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature pages to the registration statement)

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in this registration statement, including a Current Report on Form 8-K.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

***	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 1st day of May, 2020.

AVADEL PHARMACEUTICALS PLC

By:	/s/ Gregory J. Divis
Gregory J. Divis
Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Gregory J. Divis and Thomas S. McHugh and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Gregory J. Divis	Director, Chief Executive Officer and Principal Executive Officer	May 1, 2020
Gregory J. Divis

/s/ Thomas S. McHugh	Chief Financial Officer and Principal Financial and Accounting Officer	May 1, 2020
Thomas S. McHugh

/s/ Geoffrey M. Glass	Non-Executive Chairman and Director	May 1, 2020
Geoffrey M. Glass

/s/ Eric J. Ende	Director	May 1, 2020
Eric J. Ende, MD

/s/ Mark A. McCamish	Director	May 1, 2020
Mark A. McCamish, MD, Ph.D.

/s/ Linda S. Palczuk	Director	May 1, 2020
Linda S. Palczuk

/s/ Peter Thornton	Director	May 1, 2020
Peter Thornton

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